Exhibit 10.1

FORM OF SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of _________, 2024, is entered into by and among WINVEST SPAC LLC, a Delaware limited liability company (the “Sponsor”), WINVEST ACQUISITION CORP., a Delaware corporation (“WinVest”), and XTRIBE P.L.C., a public limited company incorporated and registered in England and Wales with number 07878011 (“Xtribe PLC”).

RECITALS

WHEREAS, on the date hereof, (a) WinVest, (b) WinVest Merger Sub I, LLC, a Delaware limited liability company (“Merger Sub I”), (c) WinVest Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), (d) Xtribe PLC and (e) Xtribe Group, LLC, a Delaware limited liability company (the “Company”) are entering into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”) pursuant to which (and subject to the terms and conditions set forth therein) (i) the Company will merge with and into Merger Sub I (the “Xtribe Merger”), with the Company continuing as the surviving entity and a wholly owned subsidiary of WinVest (the Company, in its capacity as the surviving company of the Xtribe Merger, is sometimes referred to herein as the “Interim Surviving Company”) and (ii) promptly following the Xtribe Merger, the Interim Surviving Company will merge with and into Merger Sub II (the “Forward Merger”, and together with the Xtribe Merger, the “Mergers”), whereupon the separate existence of the Interim Surviving Company will cease and Merger Sub II will be the surviving entity of the Forward Merger and a direct wholly-owned subsidiary of the Company;

WHEREAS, within forty-five (45) days after the execution date of the Business Combination Agreement (or such later date as may be mutually agreed between the parties) and prior to the Closing, Xtribe PLC will cause the conversion of all convertible securities, conversion rights or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Group Company or obligating any Group Company to issue or sell any shares of capital stock of, or other equity interests in, any Group Company outstanding prior to the Contribution into capital stock of, or other equity interests in, the applicable Group Company and immediately thereafter, pursuant to the terms of a Contribution and Reorganization Agreement (the “Contribution Agreement”); (i) contribute substantially all of its assets (including all the issued and outstanding stock of Xtribe USA Corp.) and certain of its liabilities to the Company in exchange for all of the issued and outstanding membership interests of the Company (the “Contribution”): (ii) immediately following the Contribution, pursuant to the terms of a Membership Interest Purchase Agreement (the “MIPA”), sell one hundred percent (100%) of the membership interests of the Company to the shareholders of Xtribe PLC in proportion to their ownership interests in Xtribe PLC (the “Sale”); and (iii) acting through the Board of Directors (the “Board”) of Xtribe PLC, thereafter apply for a voluntary strike off pursuant to Part 31 of the United Kingdom Companies Act 2006 and take such other commercially reasonable actions to ensure the voluntary strike off is successful and on and subject to the strike off being successful, Xtribe PLC will be dissolved;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement;

WHEREAS, the Sponsor is currently the record owner of 2,537,424 shares of WinVest Common Stock (the “Sponsor Shares”) and 10,541,750 warrants, each entitling the holder thereof to purchase one-half of one share of WinVest Common Stock at a price of $11.50 per whole share (“WinVest Warrants,” and such WinVest Warrants held by the Sponsor, the “Sponsor Warrants”); and

WHEREAS, as a condition and inducement to the willingness of WinVest, Xtribe PLC and the Company to enter into the Business Combination Agreement, WinVest and Xtribe PLC and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, WinVest and Xtribe PLC hereby agree as follows:

1. Voting Agreement. The Sponsor unconditionally and irrevocably agrees that:

(a) at the WinVest Stockholders’ Meeting, at any other meeting of the stockholders of WinVest (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of WinVest, the Sponsor shall:

(i)	when such meeting is held, appear at such meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

(ii)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of (i) the approval and adoption of the Business Combination Agreement and approval of the Mergers and all other transactions contemplated by the Business Combination Agreement and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of WinVest under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Mergers from being consummated and (iii) each of the proposals and any other matters necessary or reasonably requested by WinVest for consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement;

(iii)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than WinVest, Merger Sub I, Merger Sub II, Xtribe PLC or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes a majority of the assets of WinVest, taken as a whole (based on the fair market value thereof), or (b) acquisition of beneficial ownership of a majority of the total voting power of the equity securities of WinVest, whether by way of merger, asset purchase, equity purchase or otherwise (“WinVest Acquisition Proposal”) and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Business Combination Agreement, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement;

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(iv)	not deposit any of its Sponsor Shares or Sponsor Warrants in a voting trust or subject any of its Sponsor Shares or Sponsor Warrants to any arrangement or agreement with respect to the voting of such securities without the prior written consent of Xtribe PLC (or, after the Sale, the Company); and

(v)	not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) of any equity interests of WinVest in connection with any vote of the stockholders of WinVest with respect to the Transactions, other than to recommend that the stockholders of WinVest vote in favor of the Transaction Proposals (and any actions required in furtherance thereof or otherwise as expressly provided in this Agreement or the Business Combination Agreement);

(b) to execute and deliver all related documentation and take such other action in support of the Mergers, the Business Combination Agreement and the other transactions contemplated thereunder as shall be reasonably requested by Xtribe PLC (or, following the Sale, the Company)

2. Transfer of Shares. Except as otherwise contemplated by the Business Combination Agreement or this Agreement, the Sponsor agrees that without the consent of Xtribe PLC (or, after the Sale, the Company), it shall not (a) offer for sale, sell (including short sales), assign, transfer (including by operation of law), tender, create any lien or pledge, assign, dispose of or otherwise encumber (collectively “Transfer”) any of the Sponsor Shares or Sponsor Warrants or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares or Sponsor Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of any Sponsor Shares or Sponsor Warrants, or take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Sponsor’s or WinVest’s ability to perform its obligations under this Agreement or (d) publicly announce any intention to effect any transaction specified in clause (a), (b) or (c).

3. No Solicitation of Transactions. The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a WinVest Acquisition Proposal, (b) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a WinVest Acquisition Proposal, (c) enter into any contract or other arrangement or understanding regarding a WinVest Acquisition Proposal, or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Sponsor agrees to (A) notify Xtribe PLC (or, after the Sale, the Company) promptly upon receipt of any WinVest Acquisition Proposal by WinVest, and to describe the material terms and conditions of any such WinVest Acquisition Proposal in reasonable detail and (B) keep Xtribe PLC (or, after the Sale, the Company) reasonably informed on a current basis of any material modifications to such offer or information. Sponsor shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a WinVest Acquisition Proposal.

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4. Waiver of Certain Rights. The Sponsor hereby irrevocably and unconditionally agrees: (a) not to (i) demand that WinVest redeem its Sponsor Shares in connection with the Mergers or (ii) otherwise participate in any such redemption by tendering or submitting any of its Sponsor Shares for redemption; and (b) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against WinVest, the Company, Xtribe PLC, the Company’s, Xtribe PLC’s or WinVest’s Affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the Mergers.

5. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to WinVest, Xtribe PLC and the Company as follows:

(a) The Sponsor is the only record owner and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares and Sponsor Warrants, free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of WinVest. The Sponsor Shares and Sponsor Warrants are the only securities of WinVest owned or controlled by the Sponsor and its Affiliates.

(b) The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares and Sponsor Warrants, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares and Sponsor Warrants that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares and Sponsor Warrants that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a legal, valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Business Combination Agreement.

(e) None of the execution or delivery by the Sponsor of this Agreement nor any Ancillary Document to which it is or will be a party, the performance by the Sponsor of its obligations hereunder or thereunder nor the consummation by the Sponsor of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of WinVest, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of any material Contract to which the Sponsor is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Sponsor or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of the Sponsor, except in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a WinVest Material Adverse Effect.

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(f) As of the date of this Agreement, there is no Proceeding or Order pending, or to the knowledge of the Sponsor, threatened against or involving the Sponsor that questions the beneficial or record ownership of the Sponsor Shares or Sponsor Warrants, the validity of this Agreement or that would reasonably be expected to adversely affect the performance by the Sponsor of its obligations under this Agreement in any material respect.

(g) The Sponsor understands and acknowledges that each of WinVest, Xtribe PLC and the Company is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

6. Further Assurances. From time to time, at either WinVest’s or Xtribe PLC’s (or, after the Sale, the Company’s) request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

7. New Shares. In the event (a) any additional equity securities of WinVest are issued to Sponsor because of a stock split, stock dividend or distribution, or any change in WinVest’s capital stock by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like or (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of WinVest Common Stock, WinVest Warrants or other equity securities of WinVest prior to the Closing, (c) Sponsor acquires the right to vote or share in the voting of any shares of WinVest Common Stock or other equity securities of WinVest during the period between the date hereof and Closing (WinVest Common Stock, WinVest Warrants or other equity securities of WinVest, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by the Sponsor as of the date hereof.

8. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, WinVest and Xtribe PLC (or, after the Sale, the Company).

9. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows:

if to the Sponsor, to: WinVest SPAC LLC 125 Cambridge Park Drive Cambridge MA 02140 Attention: Jeff LeBlanc, Manager Email: ********	if to Xtribe PLC (or, after the Sale, the Company), to: Xtribe P.L.C. 37-38 Long Acre London X0 WC2E 9JT Attention: Enrico Dal Monte, CEO Email: ********

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With a copy to: Haynes and Boone, LLP 2801 N. Harwood St. Suite 2300 Dallas, TX 75201 Attention: Matthew Fry and J. Brent Beckert, Esqs. Email: matt.fry@haynesboone.com brent.beckert@haynesboone.com	with a copy to: Cozen O’Connor 3 WTC, 175 Greenwich Street 55th Floor New York, NY 10007 Attention: Christian Moretti, Esq. Email: cmoretti@cozen.com if to WinVest, to: WinVest Acquisition Corp. 125 Cambridge Park Drive Cambridge MA 02140 Attention: Manish Jhunjhunwala, CEO Email: ********
With a copy to: Haynes and Boone, LLP 2801 N. Harwood St. Suite 2300 Dallas, TX 75201 Attention: Matthew Fry and J. Brent Beckert, Esqs. Email: matt.fry@haynesboone.com brent.beckert@haynesboone.com

11. Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

12. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of WinVest, Xtribe PLC and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Company and the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

13. Governing Law and Venue. This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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14. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void; provided that Sponsor and WinVest hereby consent to the assignment of this Agreement by Xtribe PLC to the Company in connection with the Contribution and other transactions contemplated thereby. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

15. Specific Performance. Each party agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

16. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

17. Counterparts. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

18. Termination. This Agreement shall terminate upon the earliest of (a) the Closing of the Mergers, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of WinVest, Xtribe PLC (or, after the Sale, the Company) and the Sponsor, provided that (1) no such termination shall relieve any party of any liability for Fraud; (2) Sections 8 (Amendment and Modification) through this Section 18 (Termination), shall survive any such termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

WINVEST:

WINVEST ACQUISITION CORP.

By:
Name:
Title:

SPONSOR:

WINVEST SPAC LLC

By:
Name:
Title:

XTRIBE PLC:

XTRIBE P.L.C.

By:
Name:
Title:

Signature Page to

Sponsor Support Agreement